Exhibit 10.6

THE PNC FINANCIAL SERVICES GROUP, INC.

KEY EXECUTIVE EQUITY PROGRAM

Amended and Restated

(Generally effective as of January 1, 2009)

WHEREAS, The PNC Financial Services Group, Inc. (the “Corporation”) through its predecessor, PNC Bank Corp., previously adopted and presently maintains the PNC Bank Corp. Supplemental Executive Life Insurance and Spouse’s Benefit Plan (the “Plan”) originally effective as of January 1, 1987, and as subsequently amended and restated as of January 1, 1999 and again as of January 1, 2002 and re-named the Key Executive Equity Program; and

WHEREAS, the Corporation desires to amend and restate the Plan in its entirety, to be generally effective January 1, 2009, to ensure compliance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”) and the final Treasury Regulations issued thereunder and to make other clarifying and conforming changes; and

WHEREAS, Section 7 of the Plan authorizes the Corporation to amend the Plan at any time.

NOW, THEREFORE, in consideration of the foregoing, the Plan is hereby amended and restated in its entirety to read as follows:

SECTION 1

DEFINITIONS

1.1	“Annual Base Salary” means for the purpose of determining life insurance benefits, the highest biweekly rate of pay received by a Participant from the Corporation prior to his or her retirement under the Pension Plan multiplied by 26 (provided, that where this Plan requires a determination of Annual Base Salary on a specified date other than Retirement, Annual Base Salary shall mean the Participant’s actual biweekly rate of pay in effect on that specified date).

1.2	“Beneficiary” means the person, persons, or entity designated as Beneficiary by the Participant in the records maintained for this Plan or the Prior Plans, or absent such designation, to the Participant’s estate.

1.3	“Board” means the Board of Directors of the Corporation.

1.4	“Change in Control” has the meaning assigned such term in The PNC Financial Services Group, Inc. Supplemental Executive Retirement Plan, as amended from time to time.

1.5	“Committee” means the Personnel and Compensation Committee of the Board.

1.6	“Corporation” means The PNC Financial Services Group, Inc. and any successors thereto.

1.7	“Disability” means a medically determinable physical condition that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months and which would entitle a Participant to receive disability payments under a long-term disability income plan maintained by an Employer with respect to that Participant.

1.8	“Employer” means the Corporation and any Subsidiary that has been designated by the Plan Manager as an Employer hereunder.

1.9	“Executive Bonus Plan” means the incentive award plans designated by the Plan Manager as participating hereunder.

1.10	“Participant” means all persons who were Participants in the Prior Plans and, at the discretion of the Board, any other person employed by the Corporation and its Subsidiaries who has been designated to participate in the Plan.

1.11	“Pension Plan” means The PNC Financial Services Group, Inc. Pension Plan, as amended from time to time.

1.12	“Plan” means this The PNC Financial Services Group, Inc. Key Executive Equity Program.

1.13	“Plan Manager” means any individual designated by the Committee to manage the operation of the Plan as herein provided or to whom the Committee has duly delegated any of its duties and obligations hereunder.

1.14	“Prior Plans” means the Executive Group Life Insurance Plan of Pittsburgh National Bank, the Death Benefit Section of the Supplemental Excess Retirement Plan of Provident National Bank, the Supplemental Insurance Plan of Marine Bank and the Supplemental Insurance Plan of Northeastern Bank.

1.15	“Retirement” means that the Participant has incurred a Separation from Service after having attained at least age 55 and completed five years of Vesting Service.

1.16

“Separation From Service” means separation from service within the meaning of Section 409A of the Internal Revenue Code. For purposes of this definition, a Participant shall be deemed to have a Separation from Service on the date on which he and the Employer reasonably anticipate that no further services would be performed after such date for the Employer or any affiliate or that the level of bona fide services he would perform after such date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of employment if less than 36 months). Notwithstanding the above, no Separation from Service shall be deemed to occur while the Participant is on military leave, sick leave or other bona fide leave of absence until the latest of (i) six months after commencement of the leave, other than for a Disability, (ii) 29 months after commencement of leave as the result of a Disability, or (iii) the date on which the Participant ceases to have a legally protected right to reemployment under an applicable statute or by contract.

1.17	“Subsidiary” means any business entity the equity of which (directly or indirectly) is owned 50% or more by the Corporation.

1.18	“Trust” means any grantor trust established by the Corporation to assist in funding its obligations under the Plan.

1.19	“Vesting Service” has the meaning assigned to such term in the Pension Plan.

SECTION 2

BENEFITS

2.1	Pre-Retirement Life Insurance

Except as provided in the following subparagraphs for Participants in Prior Plans, the pre-retirement life insurance benefit shall be equal to the amount of insurance elected by the Participant or assigned by the Employer.

(a)	Pittsburgh National Bank

The benefit shall be an amount which is equal to the Annual Base Salary multiple elected by the Participant under the Executive Group Life Insurance Plan of Pittsburgh National Bank.

(b)	Provident National Bank

The benefit shall be an amount equal to three times the Participant’s Annual Base Salary rate in effect on January 30, 1985.

(c)	Marine Bank

The benefit shall be an amount equal to three times the Participant’s Annual Base Salary rate in effect on January 30, 1985.

2.2	Post-Retirement Life Insurance Benefit

Except as provided in the following subparagraphs for Participants in the Prior Plans, the post-retirement life insurance benefit shall be equal to an amount which is equal to the Participant’s Annual Base Salary rate at the time of the Participant’s Retirement.

(a)	Pittsburgh National Bank

The benefit shall be an amount which is equal to the multiple of the Annual Base Salary elected by the Participant under the Executive Group Life Insurance Plan of Pittsburgh National Bank.

(b)	Marine Bank

The benefit shall be equal to three times the Annual Base Salary rate in effect on January 30, 1985.

(c)	Northeastern Bank

The benefit shall be equal to the face amount of the individually owned policy less amounts due Northeastern Bank to satisfy the insurance obligation.

2.3	Termination of Future Coverage For Designated Participants

Effective April 1, 2002, coverage under, and future participation in, the Plan, ceased for certain Participants who were identified and designated by the Corporation and who were given notice of the termination of future coverage prior to April 1, 2002, January 1, 2003 or January 1, 2004, as applicable. The accumulated cash surrender value, if any, on individual policies of insurance covering such designated Participants was calculated as of April 1, 2002, January 1, 2003 or January 1, 2004, as applicable. The accumulated cash surrender value determined as of April 1, 2002, January 1, 2003 or January 1, 2004, as applicable shall be the sole benefit payable to such designated Participants in accordance with the terms of the Plan and policies, provided other conditions for payment as set forth in the Plan and policies have been satisfied by any such designated Participant.

2.4	Adjustment and Transfers of Policies At Retirement

Life insurance coverage under this Plan is generally provided under individual whole life insurance policies obtained by the Corporation on the lives of Participants. Such policies are owned by the Corporation, and they constitute a part of the general assets of the Corporation. Prior to any transfer of a policy as contemplated herein or in Section 8, Participants have no right, title or interest in or to such policies or any cash value therein, other than a right to designate the beneficiary thereof if and to the extent permitted by the Corporation, and all such policies shall be held as general assets of the Corporation and shall be subject to the claims of the Corporation’s general creditors. Participants who incur a Separation from Service as the result of a Retirement shall be treated hereunder as follows:

(a)	If Retirement occurs at or after the Participant’s attainment of age 62, the policy applicable to that Participant shall be transferred to the Participant six months after the Participant’s Retirement, and the Employer shall thereafter be responsible for any future payment of premiums necessary to keep the Policy in force until such time as dividends under the policy are sufficient to cover future premiums (provided, that in the case of designated Participants covered by Section 2.3, they shall be transferred six months after Retirement an amount in cash equal to the accumulated cash surrender value of their individual policy as of April 1, 2002, January 1, 2003 or January 1, 2004, as applicable, and all other rights hereunder shall terminate).

(b)	If Retirement occurs prior to the Participant’s attainment of age 62, then the policy will be transferred to the Participant upon his or her attainment of age 62 (or, if later, six months after his or her Retirement) (provided, that in the case of designated Participants covered by Section 2.3, they shall be transferred upon attainment of age 62 or, if later, six months after Retirement an amount in cash equal to the accumulated cash surrender value of their individual policy as of April 1, 2002, January 1, 2003 or January 1, 2004, as applicable, and all other rights hereunder shall terminate). At the Participant’s election, which must be provided to the Employer prior to the Participant’s Retirement, one of the following options will apply : (i) the face amount of the policy and the coverage provided hereunder will be reduced at Retirement to a level that would be considered “paid up”, such that no further premium payments would be required in order to maintain the policy in force through the date of transfer, or (ii) the face amount of the policy and the coverage provided hereunder will be reduced at Retirement to one times the Participant’s Annual Base Salary, in which case the Participant will be responsible for paying all premiums necessary to keep the policy in force through the date of transfer, and the Employer will be responsible following the transfer to pay any future premiums necessary to keep the policy in force until such time as dividends under the policy are sufficient to cover future premiums.

SECTION 3

RIGHTS OF PARTICIPANTS

No Beneficiary shall have any rights to any payment under this Plan except at the death of the Participant, and in no event shall the interests of Participants or Beneficiaries under this Plan be in any way subject to their debts or other obligations and may not be voluntarily or involuntarily sold, transferred or assigned without the express written consent of the Corporation.

SECTION 4

TERMINATION OF EMPLOYMENT

If a Participant’s employment with the Employer is terminated for any reason other than Retirement, Disability or death, all benefits provided by this Plan shall cease. Participants who terminate employment as the result of Disability shall continue to receive life insurance coverage under this Plan as long as they remain eligible for disability payments under a long-term disability income plan maintained by an Employer with respect to that Participant; upon ceasing to be eligible for such disability payments (other than as a result of death), all benefits provided by this Plan shall cease. Participants who terminate employment as the result of Retirement shall be provided the rights and benefits set forth in Section 2.4.

SECTION 5

TRUST FUND

No assets of the Corporation or any Employer shall be segregated or earmarked in respect to any benefits, and all such benefits shall constitute unsecured contractual obligations of the Employer. If the Corporation chooses to contribute to a Trust to offset its obligation under this Plan, all assets or property held by the Trust shall at all times remain subject to claims of the general creditors of the Corporation or any Employer.

SECTION 6

CLAIMS PROCEDURE

6.1	Initial Claim

Claims for benefits under the Plan shall be filed with the Plan Manager. If any Participant or Beneficiary claims to be entitled to a benefit under the Plan and the Plan Manager determines that such claim should be denied in whole or in part, the Plan Manager shall notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 60 days after the claim is received by the Plan Manager. If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his or her claim.

6.2	Review Procedure

Within 60 days after the date on which a Participant or Beneficiary receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may (i) file a written request with the Committee for a review of his or her denied claim and of pertinent documents and (ii) submit written issues and comments to the Committee. The Committee will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Committee. If the decision on review is not made within such period, the claim will be considered denied.

6.3	Claims and Review Procedure Not Mandatory After a Change in Control

After the occurrence of a Change in Control, the claims procedure and review procedure provided for in this section 6 shall be provided for the use and benefit of Participants who may choose to use such procedures, but compliance with the provisions of this section 6 shall not be mandatory for any Participant claiming benefits after a Change in Control. It shall not be necessary for any Participant to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such Employee claims entitlement.

SECTION 7

AMENDMENT AND TERMINATION

The Plan may be amended or terminated by the Board at any time, and any Subsidiary that has adopted the Plan may withdraw from further participation in the Plan at any time; provided, however, that no such amendment, termination or withdrawal shall reduce or adversely affect any amounts due hereunder to the Beneficiary of a Participant.

After a Change in Control, the Plan may not be amended in any manner that adversely affects the administration or payment of a Participant’s benefits hereunder (including but not limited to the timing and form or payment of benefits hereunder) without the consent of the Participant nor may the provisions of this Section 7, Section 8 or Section 9 be amended after a Change in Control with respect to a Participant without the written consent of the Participant; provided, however, that the failure of a Participant to consent to any such amendment shall not impair the ability of the Committee to amend the Plan with respect to any other Participant who has consented to such amendment.

SECTION 8

CERTAIN REQUIRED POLICY TRANSFERS

Within 60 days after a Change in Control which also qualifies as a “change in ownership or effective control” under Internal Revenue Code Section 409A, all of the life insurance policies that cover Participants hereunder shall be transferred to the respective Participants on whose lives the policies were issued (provided, that in the case of designated Participants covered by Section 2.3, they shall be transferred instead an amount in cash equal to the accumulated cash surrender value of their individual policy as of April 1, 2002, January 1, 2003 or January 1, 2004, as applicable, and all other rights hereunder shall terminate). Such transfers shall be made without the payment of any consideration by the affected Participants.

SECTION 9

SUCCESSORS

In addition to any obligations imposed by law upon any successor(s) to the Corporation and the Employers, the Corporation and the Employers shall be obligated to require any successor(s) (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Corporation and the Employers to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Corporation and the Employers would be required to perform it if no such succession had taken place; in the event of such a succession, references to “Corporation” and “Employers” herein shall thereafter be deemed to include such successor(s).

SECTION 10

ADMINISTRATION

This Plan shall be administered by the Committee, and it shall have the sole authority to resolve any questions which arise hereunder.

SECTION 11

GOVERNING LAW

This Plan shall be governed according to the laws of the Commonwealth of Pennsylvania to the extent not preempted by federal law.

SECTION 12

FUNDING OF BENEFITS

In the sole discretion of the Corporation, the Corporation may establish a grantor trust and make contributions thereto for the purpose of providing a source of funds to pay benefits as they become due and payable hereunder; provided, however, that no such trust shall result in a Participant being required to include in gross income for federal income tax purposes any benefits payable hereunder prior to the date of actual payment. Notwithstanding the establishment of any such trust, a Participant’s rights hereunder shall be solely those of a general unsecured creditor.

SECTION 13

MISCELLANEOUS

13.1	Liability of the Board and the Committee

Neither the Board nor the Committee will be liable to any person for any action taken or admitted in connection with the administration, interpretation, construction or variance of the Plan.

13.2	No Contract of Employment

Nothing herein will be construed as an offer or commitment by the Corporation or any Affiliate to continue any Participant’s employment with it for any period of time.

13.3	Withholding

The Corporation or an Affiliate shall have the right to deduct from payment of any amount under the Plan any taxes required by law to be withheld from a Participant or Beneficiary with respect to such payment.

13.4	Severability

Whenever possible, each provision of this Plan will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, then (a) such provision will be deemed to be amended to, and to have contained from the outset such language as is necessary to, accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (b) other provisions of this Plan will remain in full force and effect.

13.5	Construction

No rule of strict construction shall be applied against the Corporation, any Affiliate, the Committee, the Board, the Plan Manager or any other person regarding the interpretation of any terms of this Plan or any rule or procedure established by the Committee.

Where the context allows, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

The captions of sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

13.6	Corporation and Affiliate Liability

Whenever, in the Committee’s or the Plan Manager’s opinion, any person entitled to receive any payment is under a legal disability, a minor, or incapacitated in any way, so as to be unable to manage his or her financial affairs, the Corporation or an Affiliate, at its discretion, may make such payment for the benefit of such person to his or her legal representative, or to a relative or friend of such person for his or her benefit, or it may apply the payment for the benefit of such person in any manner it deems advisable. When the Corporation or an Affiliate makes any payment pursuant to this subsection, it shall be considered as a complete discharge of its liability for the making of such payments under the Plan.

13.7	Entire Agreement

This writing constitutes the final and complete embodiment of the understandings of the parties hereto and all prior understandings and communications of the parties oral or written concerning this Plan are hereby renounced, revoked and superseded.

13.8	Notices

All notices to the Corporation hereunder shall be delivered to the attention of the Committee or to the Plan Manager acting on its behalf. Any notice or filing required or permitted to be given to the Committee or the Corporation under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Committee or to the Plan Manager, at the principal office of the Corporation. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

13.9	Compliance with Law

The Plan is intended to comply with applicable law. Without limiting the foregoing, the Plan is intended to comply with the applicable requirements of Internal Revenue Code Section 409A, and will be administered in accordance with Internal Revenue Code Section 409A to the extent that Internal Revenue Code Section 409A applies to the Plan. Notwithstanding any provision in the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Internal Revenue Code Section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Internal Revenue Code Section 409A, then such benefit or payment will be provided in full at the earliest time thereafter when such penalties will not be imposed. To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Internal Revenue Code Section 409A, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Internal Revenue Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.

*    *    *    *

Executed and adopted by the Chief Human Resources Officer of The PNC Financial Services Group, Inc. this 31st day of December, 2008.

/s/ Joan L. Gulley
Joan L. Gulley
Senior Vice President and Chief Human Resources Officer